Item 77D DWS Capital Growth VIP and DWS Bond VIP
(Series of the DWS Variable Series I)

1. At a meeting held December 19, 2006, the Board of Trustees of DWS Variable Series I approved the following change regarding the DWS Capital Growth VIP (the "Portfolio"):

Amend the current investment strategy statement of DWS
Capital Growth VIP to correspond to DWS Capital Growth
Fund's investment strategy statement. The amended investment strategy best reflects the investment process and the disclosure is effective January 8, 2007:

The portfolio seeks to provide long-term growth of capital.

2. At a meeting held June 26, 2006, the Board of Trustees of
DWS Variable Series I approved the following change regarding the DWS Bond VIP (the "Portfolio"):

Approved the transition of Deutsche Asset Management's management of the high yield portion of the portfolio to Aberdeen Asset Management, Inc., the portfolio's subadvisor. This portion will be managed by the same portfolio management team currently responsible for the core bond and active fixed income portions of the portfolio.



G:\sec_reg\NSAR\2007\06-30-07\Exhibit 77D DWS Dreman Small Mid Cap Value
VIP.doc